Exhibit 6 to Form T-1

THE CONSENT OF THE TRUSTEE REQUIRED
BY SECTION 321(b) OF THE ACT

November 20, 2003

Securities and Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

In connection with the qualification of an Indenture between Florida Power Corporation Corporation and JPMorgan Chase Bank, as Successor Trustee, the undersigned, in accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, hereby consents that the reports of examinations of the undersigned, made by Federal or State authorities authorized to make such examinations, may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

Very truly yours,

JPMorgan Chase Bank

By:	/s/ Janice Ott Rotunno Janice Ott Rotunno Authorized Officer